 EXHIBIT 99.1

Havertys Reports Operating Results for Second Quarter 2022

Atlanta, Georgia, August 2, 2022 – HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the second quarter ended June 30, 2022.

Second quarter 2022 versus second quarter 2021:

•	Diluted earnings per common share (“EPS”) of $1.27 versus $1.21.
•	Consolidated sales increased 1.3% to $253.2 million. Comparable store sales increased 1.1%. Total written sales declined 13.3%
•	Gross profit margin of 57.9% versus 56.6% and above expectations due to pricing discipline and merchandise mix.

Clarence H. Smith, chairman and CEO, said, “Our strong earnings were driven by solid gross margin improvement and attention to operating costs. These results are particularly gratifying as we are comparing to last year’s record setting growth. Supply chains issues are subsiding, and we are restoring our operating inventory levels and reducing our backlog of orders. Consumers continue to return to their historical shopping patterns of concentrating spending around traditional holiday events. We have had declines in in-store traffic and outside these peak periods and our written business was down 13.3% for the quarter compared to last year. We believe consumers are still investing in their home as our written business for the second quarter was up 23.2% over the “normal” pre-pandemic second quarter of 2019.
The second half of this year could be challenging as consumer discretionary spending is impacted by rising inflation, market volatility, and geopolitical concerns. During Havertys’ 137 years, its competitive and financial strengths have provided the means to grow from adversity.”

NEWS RELEASE – August 2, 2022 Page 2

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Sales	$253.2	$250.0	$492.2	$486.5
Gross Profit	146.6	141.5	287.6	276.5
Gross profit as a % of sales	57.9%	56.6%	58.4%	56.8%

SGA
Variable	45.9	42.0	90.4	82.7
Fixed	72.2	70.4	142.9	139.5
Total	118.1	112.4	233.3	222.2
SGA as a % of sales
Variable	18.2%	16.8%	18.4%	17.0%
Fixed	28.5%	28.2%	29.0%	28.7%
Total	46.7%	45.0%	47.4%	45.7%
Pre-tax income	$28.7	$29.2	$54.4	$54.5
Pre-tax income as a % of sales	11.3%	11.7%	11.1%	11.2%
Net income	$21.7	$22.9	$41.1	$42.3
Net income as a % of sales	8.6%	9.2%	8.4%	8.7%
Diluted earnings per share (“EPS”)	$1.27	$1.21	$2.37	$2.25

Other Financial and Operations Data
	Six Months Ended June 30,
	2022	2021
EBITDA (in millions)(1)	$62.8	$62.4
Sales per square foot	$232	$229
Average ticket	$3,122	$2,785

Liquidity Measures
	Six Months Ended June 30,			Six Months Ended June 30,
Free Cash Flow	2022	2021	Cash Returns to Shareholders	2022	2021
Operating cash flow	$26.3	$57.6	Share Repurchases	$25.0	$—
			Dividends	8.8	8.5
Capital expenditures	(13.5)	(10.9)	Cash returns to shareholders	$33.8	$8.5
Free cash flow	$12.8	$46.7
Cash at period end	$150.2	$242.1

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – August 2, 2022 Page 3

Second Quarter ended June 30, 2022 Compared to Same Period of 2021

•	Total sales up 1.3%, comp-store sales up 1.1% for the quarter. Total written sales were down 13.3% for the quarter.
•	Gross profit margins increased 130 basis points to 57.9% in 2022 from 56.6% in 2021 due to pricing discipline and merchandise mix.
•	SG&A expenses were 46.7% of sales versus 45.0% and increased $5.7 million. The primary drivers of this change are:
o	increase of $2.3 million in selling expenses due to increased compensation and benefits costs and third-party credit costs.
o	increase in distribution and delivery costs of $2.6 million due to increases in compensation and benefits costs and fuel costs.
o	Increase in occupancy costs of $0.6 million primarily resulting from the timing of repairs and maintenance and depreciation expense.

Balance Sheet and Cash Flow

•	Cash and cash equivalents at June 30, 2022 are $150.2 million.
•
Generated $26.3 million in cash from operating activities primarily from solid earnings performance, offset by funding of a $22.0 million increase in inventories and a $4.2 million increase in other operating assets and liabilities.

•	Purchased 899,890 shares of common stock for $25.0 million and paid $8.8 million in quarterly cash dividends during the six months ended June 30, 2022.
•	No funded debt.

Expectations and Other

•
We expect gross profit margins for 2022 will be between 57.7% to 58.0%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on anticipated changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2022 are expected to be in the $293.0 to $295.0 million range. Variable SG&A expenses for the full year of 2022 are anticipated to be in the 18.2% to 18.4% range in 2022. These estimates of our SG&A costs reflect changes in our previous guidance for marketing spend and increases in selling and delivery costs.

•	Our effective tax rate for 2022 is expected to be 25% excluding the impact from the vesting of stock-based awards, potential tax credits, and any new tax legislation.
•
Planned capital expenditures are approximately $32.0 million in 2022. We expect retail square footage will be relatively flat as we plan to open three stores and close three in 2022. These capital expenditures also include one store expected to open in early 2023. As part of our enhanced online presence, we are making investments in information technology. This current capital expenditures estimate reflects a deferral of the conversion of our home delivery center in Virginia to a regional distribution facility due to availability and pricing of building materials.

NEWS RELEASE – August 2, 2022 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data – unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net sales	$253,216	$249,989	$492,162	$486,480
Cost of goods sold	106,608	108,488	204,593	209,945
Gross profit	146,608	141,501	287,569	276,535

Expenses:
Selling, general and administrative	118,129	112,397	233,283	222,159
Other (income) expense, net	(45)	(6)	115	(43)
Total expenses	118,084	112,391	233,398	222,116

Income before interest and income taxes	28,524	29,110	54,171	54,419
Interest income, net	144	59	218	114

Income before income taxes	28,668	29,169	54,389	54,533
Income tax expense	6,960	6,311	13,319	12,269
Net income	$21,708	$22,858	$41,070	$42,264

Diluted earnings per share:
Common Stock	$1.27	$1.21	$2.37	$2.25
Class A Common Stock	$1.22	$1.16	$2.27	$2.13

Diluted weighted average shares outstanding:
Common Stock	17,092	18,842	17,302	18,787
Class A Common Stock	1,283	1,313	1,285	1,372

Cash dividends per share:
Common Stock	$0.28	$0.25	$0.53	$0.47
Class A Common Stock	$0.26	$0.23	$0.49	$0.43

NEWS RELEASE – August 2, 2022 Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 30, 2022	December 31, 2021	June 30, 2021
	(Unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$143,454	$166,146	$235,344
Restricted cash and cash equivalents	6,722	6,716	6,716
Inventories	134,053	112,031	115,056
Prepaid expenses	10,523	12,418	11,438
Other current assets	14,653	11,746	12,035
Total current assets	309,405	309,057	380,589
Property and equipment, net	131,230	126,099	112,169
Right-of-use lease assets	222,702	222,356	239,142
Deferred income taxes	18,769	16,375	16,465
Other assets	12,190	12,403	12,776
Total assets	$694,296	$686,290	$761,141

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$35,093	$31,235	$34,089
Customer deposits	90,762	98,897	116,078
Accrued liabilities	48,122	46,664	50,827
Current lease liabilities	34,539	33,581	33,836
Total current liabilities	208,516	210,377	234,830
Noncurrent lease liabilities	198,338	196,771	213,472
Other liabilities	20,716	23,172	23,427
Total liabilities	427,570	430,320	471,729

Stockholders’ equity	266,726	255,970	289,412
Total liabilities and stockholders’ equity	$694,296	$686,290	$761,141

NEWS RELEASE – August 2, 2022 Page 6

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands – unaudited)	Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$41,070	$42,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,664	7,932
Share-based compensation expense	4,196	4,656
Other	(1,444)	157
Changes in operating assets and liabilities:
Inventories	(22,022)	(25,148)
Customer deposits	(8,135)	29,896
Other assets and liabilities	(966)	(1,841)
Accounts payable and accrued liabilities	4,942	(277)
Net cash provided by operating activities	26,305	57,639

Cash Flows from Investing Activities:
Capital expenditures	(13,548)	(10,939)
Proceeds from sale of land, property and equipment	52	33
Net cash used in investing activities	(13,496)	(10,906)

Cash Flows from Financing Activities:
Dividends paid	(8,819)	(8,550)
Common stock repurchased	(25,001)	—
Other	(1,675)	(2,894)
Net cash used in financing activities	(35,495)	(11,444)
(Decrease) increase in cash, cash equivalents and restricted cash equivalents during the period	(22,686)	35,289
Cash, cash equivalents and restricted cash equivalents at beginning of period	172,862	206,771
Cash, cash equivalents and restricted cash equivalents at end of period	$150,176	$242,060

NEWS RELEASE – August 2, 2022 Page 7

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Six Months ended June 30,
(in thousands)	2022	2021
Income before income taxes, as reported	$54,389	$54,533
Interest (income), net	(218)	(114)
Depreciation	8,664	7,932
EBITDA	$62,835	$62,351

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly. Stores closed due to COVID-19 were excluded from comp-store sales.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on August 3, 2022 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – August 2, 2022 Page 8

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2022, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the COVID‑19 pandemic; disruptions in our suppliers' operations; potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2021 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys